SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2012

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 293-1930

Copies to:

John C. Thompson, Esq.

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2012, Amerityre Corporation (the “Company”) filed a certificate of designation with the State of Nevada for its Series A Contingent Convertible Preferred Stock (“Series A Preferred”), designating rights and privileges for a total of 1,500,000 shares, $0.001 par value. The designation was approved by the Company’s Board of Directors pursuant to the authority granted to the Board of Directors in the Company’s Articles of Incorporation. The remaining 3,500,000 shares of authorized preferred stock are undesignated.

The Series A Preferred shares have no dividend rights. The Series A Preferred shares have voting rights only on any matters directly affecting the rights and privileges of the Series A Preferred shares. In the event of a liquidation, dissolution or winding up of the Company, the Series A Preferred shares have liquidation preference amounting to a return of the initial par value per share only, with no further participation in any distributions to other shareholders.

The Series A Preferred shares will automatically convert to the Company’s common stock at a ratio of 4 shares of common stock for each shares of the Series A Preferred shares after the later of six months from the date of issuance or the date on which the Corporation shall have available shares of common stock which are authorized, un-issued and not reserved for any other event or contingency, in an amount sufficient to convert all of the shares of Series A Contingent Convertible Preferred Stock shares issued and outstanding on the date of the proposed conversion.

The Certificate of Designation as filed is attached to this Report as an exhibit.

 Item 3.03 Material Modification to the Rights of Security Holders.

The disclosure under Item 1.01 above is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 4.1

Certificate of Designation of Series A Contingent Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  July 16, 2012

AMERITYRE CORPORATION

By: /S/ Timothy Ryan

Timothy Ryan, Chief Executive Officer and President